SUMMARY OF MODIFICATION TO THE EMPLOYMENT AGREEMENT BETWEEN THE TAUBMAN COMPANY ASIA LIMITED AND MORGAN PARKER
(THE “EMPLOYMENT AGREEMENT”)

Provision 2.3 of the Employment Agreement has been modified to provide that vacation time may be accrued by Mr. Parker up to 150% of the annual leave provided for in the Employment Agreement. This change was made to conform this provision to the standard policy for employees of the Company.